Exhibit 10.15(a)

1. Nachtrag zum Gewerberaummietvertrag vom 27.10./02.11.2017 betreffend die Liegenschaft 72379 Hechingen, Lotzenäcker 23	First Amendment to the Commercial Lease Agreement dated 27 October/2 November 2017 regarding the property 72379 Hechingen, Lotzenäcker 23

zwischen	between

Herrn Lars Sunnanväder, Silberburgstra-ße 12, 72379 Hechingen,	Mr Lars Sunnanväder, Silberburgstraße 12, 72379 Hechingen,

– nachstehend “Vermieter” genannt –	– hereinafter referred to as “Lessor” –

und	and

JOTEC GmbH, Lotzenäcker 23/25, 72379 Hechingen	JOTEC GmbH, Lotzenäcker 23/25, 72379 Hechingen

– nachstehend “Mieter” genannt –	– hereinafter referred to as “Lessee” –

– nachstehend Vermieter und Mieter ge-meinsam die “Parteien” genannt –	– Lessor and Lessee hereinafter jointly referred to as the “Parties” –

Präambel	Preamble

Die Parteien waren durch einen Mietver-trag vom 30. Juni 2002 mit Ergänzungs-vereinbarungen vom 10. Juni 2008, 03. November 2011, 30. März 2015 und 19. Juni 2017 (der “bisherige Mietvertrag”) betreffend die Liegenschaft Lotzenäcker 23 verbunden. Mit Vertrag vom 27.10./02.11.2017 haben die Parteien das Mietverhältnis zusammengefasst und ins-gesamt neu geregelt und den bisherigen Mietvertrag dementsprechend mit Wirkung zum 31.08.2017, 24.00 Uhr, aufgehoben. Ab 01.09.2017, 0.00 Uhr, gilt für die Rechtsbeziehung der Parteien bezüglich der Liegenschaft Lotzenäcker 23 aus-schließlich der Mietvertrag vom

The Parties were connected by a lease agreement dated 30 June 2002 with supplementary agreements dated 10 June 2008, 3 November 2011, 30 March 2015 and 19 June 2017 (the “initial agreement”) concerning the Lotzenäcker 23 property. With contract dated 27 October/2 November 2017, the lease relationship was newly regulated and the initial agreement was rescinded accordingly with effect from 31 August 2017, 24:00 hrs. As of 01.09.2017, 0:00 a. m., the legal relationship between the parties with regard to the Lotzenäcker 23 property is governed exclusively by the rental agreement dated 27 October / 2 November

27.10./02.11.2017.	2017.

Mit dem vorliegenden 1. Nachtrag zum Mietvertrag vom 27.10./02.11.2017 soll nunmehr die Höhe der Nettokaltmiete mit Wirkung ab dem 01.01.2018 neu geregelt werden wie folgt:	With this First Amendment to the lease agreement dated 27.10./02.11.2017, the amount of the net rent shall now be revised with effect from 1 January 2018 as follows:

§ 1 Nettokaltmiete ab Januar 2018	Article 1 Net rent from January 2018

Die monatliche Grundmiete beträgt ab 01.01.2018, 0.00 Uhr:	The monthly base rent is starting from 1 January 2018, 0.00 o’ clock:

EUR 42.631,00 netto zuzüglich der Um-satzsteuer in gesetzlicher Höhe von der-zeit 19% (EUR 8.099,89), insgesamt EUR 50.730,89 pro Monat.	EUR 42,631.00 net plus VAT at the current rate of 19% (EUR 8,099.89), totalling EUR 50.730,89 per month.

§ 2 Aufrechterhaltung der sonstigen Ver- tragsbestimmungen	Article 2 Continuation of the other contractual provisions

lm Übrigen bleibt es bei den Regelungen des Mietvertrages vom 27.10./02.11.2017.	In all other respects, the provisions of the rental agreement dated 27.10./02.11.2017 shall continue to apply.

Hechingen, den / the 28.12.2017	Hechingen, den / the 13.01.2018

Lars Sunnanväder	Thomas Bogenschütz
(Vermieter / Lessor)	(Mieter / Lessee)